UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 19, 2010

La Jolla Pharmaceutical Company
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-24274	33-0361285
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4365 Executive Drive, Suite 300, San Diego, California		92121
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(858) 452-6600

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On January 19, 2010, La Jolla Pharmaceutical Company (the "Company") received a notice (the "Notice") from the Nasdaq Stock Market LLC ("Nasdaq") indicating that Nasdaq believes that the Company is operating as a "public shell" and that the resulting entity in the proposed merger between the Company and Adamis Pharmaceuticals Corporation ("Adamis") will not meet Nasdaq’s initial listing requirements. Nasdaq has determined that public shells could be detrimental to the interests of the investing public. Listing Rule 5101 provides Nasdaq with discretionary authority to apply more stringent criteria for continued listing and terminate the inclusion of particular securities based on any event that occurs that in the opinion of Nasdaq makes inclusion of the securities on Nasdaq inadvisable or unwarranted.

The Company intends to appeal the determination in the January 19 letter. Absent such an appeal, trading of the Company’s common stock would be suspended at the open of business on January 28, 2010 and a Form 25-NSE would be filed with the Securities and Exchange Commission to remove the Company’s securities from listing and registration on Nasdaq.

The Company’s appeal will stay the suspension of the trading of the Company’s common stock pending a final decision by a Nasdaq Listing Qualifications Panel. The Company must submit its request for a hearing no later than 4:00 p.m. Eastern time on January 26, 2010. Notwithstanding the appeal, the Company expects that its stock will be delisted following the completion of the merger with Adamis as the transaction will constitute a change of control and the combined entity is not expected to satisfy the Nasdaq initial listing standards that would be applied at that time.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

La Jolla Pharmaceutical Company

January 25, 2010	By:	/s/ Gail A. Sloan

Name: Gail A. Sloan
Title: Vice President of Finance and Secretary

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Exhibit Index

Exhibit No.	Description

99.1	Press Release Dated January 25, 2010